Medicsight PLC

Result of General Meeting

The Board of Medicsight PLC (AIM: MDST), an industry leader in the development of Computer-Aided Detection (“CAD”) and image analysis software, announces that, following a General Meeting (“GM”) of the Company held earlier today, the resolution proposed at the GM has been duly passed.

Accordingly, it is expected that cancellation in trading of the Company’s Ordinary Shares will become effective on 22 September 2011. The Company has applied to the London Stock Exchange for the Cancellation and, therefore, there will no longer be any public market in the Company’s Ordinary Shares after this date.

It is not the intention of the Company to support any off-market or matched bargain facilities in the Ordinary Shares, although certain stockbrokers or market intermediaries may be able to offer such services to Shareholders.

For further information:

Medicsight PLC
Robert Ladd, Interim Chief Executive Officer	Tel: + 44 (0) 207 605 7950
Robert.ladd@medicsight.com

Troy Robinson, Chief Financial Officer
www.medicsight

Daniel Stewart & Company PLC
(Nomad)
Noelle Greenaway/Oliver Rigby	Tel: + 44 (0) 207 7776 6550

Abchurch Communications
(Media)
Julian Bosdet/Adam Michael	Tel: + 44 (0) 207 398 7700
www.abchurch-group.com